Exhibit 99.1

FMC Corporation		FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release		215.299.6000 phone
215.299.5998 fax

For Release: Immediate		www.fmc.com

Media contact: Jim Fitzwater - 215.299.6633
Investor relations contact: Andrew Sandifer - 215.299.6119
FMC Corporation Announces New CFO, Appointment of New
Business Group Presidents

PHILADELPHIA, September 17, 2012 - FMC Corporation (NYSE:FMC) today announced several executive leadership changes. Paul Graves, who was previously partner and managing director at Goldman Sachs Group, has been appointed executive vice president and chief financial officer, effective October 1, 2012. He will succeed Kim Foster, FMC executive vice president and CFO, who will retire at the end of the year. Mark Douglas has been appointed president of the Agricultural Products Group, succeeding Milton Steele, who will retire in early 2013; and Ed Flynn has been promoted to president of the Industrial Chemicals Group, succeeding Mark Douglas. Graves, Douglas, and Flynn will report to Pierre Brondeau, FMC president, CEO and chairman.

“Paul brings significant finance experience to FMC, and is an excellent addition to our executive team,” said Brondeau. “He is a dynamic, global leader who's worked in Europe, Asia, and the U.S., and brings to FMC tremendous experience in the chemicals and agriculture sectors, having served as the global head of those sectors in Goldman's Investment Banking Division.”

Graves began his career in investment banking in 1997 in London, and joined Goldman Sachs' Investment Banking Division in 2000. He moved to Goldman Sachs' Hong Kong office in 2010 where he was named co-head of Natural Resources for Asia (excluding Japan). In addition, Graves was the global head of the Chemicals sector since 2005, and global head of the Agriculture sector. He was promoted to managing director of Goldman Sachs in 2006 and partner in 2008. Graves earned his bachelor of arts in Accounting and Finance from Nottingham Trent University in 1993, and qualified as a Chartered Accountant (ACA) with Ernst & Young.
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Mark Douglas, president of the Industrial Chemicals Group, has been named president of the Agricultural Products Group, effective October 1, 2012.

“Mark brings nearly 25 years of chemical industry experience and leadership to our Agricultural Products Group,” said Brondeau. “He's a seasoned executive with exceptional global, commercial, and corporate experience. Mark will take the reins of our highly successful agricultural business, and will work closely with the business's veteran leadership team to continue driving its unique growth strategy.”

Douglas joined FMC in 2010 as vice president of Global Services and International Development. Prior to FMC, he held a variety of commercial, research, regional, and global roles in the chemical industry, including leadership positions at Rohm and Haas Company and The Dow Chemical Company. In addition to leading FMC Agricultural Products Group, Douglas will retain executive oversight for the Latin America Region and the Procurement organization.

Ed Flynn, manager for the Alkali Chemicals Division, will succeed Mark Douglas as president of the Industrial Chemicals Group, effective October 1, 2012.

“Ed is a 31-year FMC veteran who is uniquely qualified to lead our Industrial Chemicals Group,” said Brondeau. “During the last decade, he has been responsible for FMC's highly efficient soda ash business, including the world's largest natural soda ash production facility. He's a respected industry executive, and we're pleased to have the caliber of leadership I know Ed will bring to this important role.”

Flynn has held a variety of engineering, manufacturing, functional, and business roles of increasing responsibility at several FMC locations during his career. He was promoted to division manager for Alkali Chemicals in 2002, where he has been a champion of the business's successful low-cost model.

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In addition to these executive changes, the company announced that Michael Wilson, president of the Specialty Chemicals Group, will add to his business responsibilities executive oversight for the company's Asia Pacific and Central and Eastern Europe and Turkey regions. Wilson will retain executive responsibility for Sustainability.

Brondeau praised the significant and lasting contributions of Foster and Steele, who joined FMC in 1978 and 1977, respectively. “Kim and Milton have been exceptional leaders throughout their FMC careers. Kim has been the company's steady hand in sound fiscal management since he was named CFO in 2001. His business savvy and financial acumen have delivered more than 20 percent total shareholder return and 16 percent compounded annual growth in earnings per share since 2001, among the best in the chemical industry,” Brondeau said.

“Milton's contribution to the long-term success of our Agricultural Products Group has been equally impressive. He is the principal architect of the business's unique innovation and virtual manufacturing strategy, and has presided over a remarkable period of sustained global business growth, including eight consecutive years of record sales and earnings,” Brondeau said. “We thank both of these members of the FMC family for their lasting contributions, and wish them continued health and happiness in their retirements.”

About FMC Corporation
FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2011, FMC had annual sales of approximately $3.4 billion. The company employs approximately 5,500 people throughout the world, and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals. For more information, visit www.FMC.com.

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Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2011 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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